Exhibit 4.3

EXECUTION VERSION

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of August 5, 2022, by and among DPCM Capital, Inc., a Delaware corporation (the “Company”), D-Wave Quantum Inc., a Delaware corporation (“D-Wave Quantum”), Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (together, “Computershare”).

WHEREAS, the Company and Continental are parties to that certain Warrant Agreement, dated as of October 20, 2020 and filed with the United States Securities and Exchange Commission on October 26, 2020 (the “Existing Warrant Agreement”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 8,000,000 warrants to the Sponsor (the “Private Placement Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share and (b) 10,000,000 warrants to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, on February 7, 2022, a Transaction Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) was entered into by and among the Company, D-Wave Quantum, DWSI Holdings Inc., a Delaware corporation (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company, D-Wave Quantum Technologies Inc., a British Columbia corporation, and D-Wave Systems Inc., a British Columbia company;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Transaction Agreement, among other things, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of D-Wave Quantum (the “Merger”, and collectively with the other transactions contemplated by the Transaction Agreement, the Plan of Arrangement (as defined in the Transaction Agreement) and the Ancillary Documents (as defined in the Transaction Agreement), the “Transactions”), and, as a result of the Transactions, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (as defined in the Transaction Agreement) shall automatically be converted into the right to receive shares of common stock of D-Wave Quantum (“D-Wave Quantum Common Stock”);

WHEREAS, upon consummation of the Transactions, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of D-Wave Quantum Common Stock;

WHEREAS, the board of directors of the Company has determined that the Transactions will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Transactions, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to D-Wave Quantum and D-Wave Quantum wishes to accept such assignment and assume the obligations of the Company under the Existing Warrant;

WHEREAS, pursuant to Section 8.2.1 of the Existing Warrant Agreement, Continental has agreed to resign its duties as Warrant Agent effective as of the Effective Time, and Computershare has agreed to serve as successor Warrant Agent from and after the Effective Time; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (a) for the purpose of curing any ambiguity or to correct any mistake, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders and (b) to provide for the delivery of an Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Assignment and Assumption; Consent.

1.1

Assignment and Assumption. The Company hereby assigns and transfers to D-Wave Quantum all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time. D-Wave Quantum hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same shall become due and payable, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2

Consent. Continental, as Warrant Agent, hereby consents to the assignment of the Existing Warrant Agreement by the Company to D-Wave Quantum pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by D-Wave Quantum from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant

Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.

Resignation of Current Warrant Agent and Appointment of Successor Warrant Agent. Effective as of the Effective Time, Continental hereby resigns as Warrant Agent under the Existing Warrant Agreement and D-Wave Quantum hereby appoints Computershare to act as Warrant Agent under the Existing Warrant Agreement, and, from and after the Effective Time, Computershare hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Existing Warrant Agreement, as modified by this Agreement; provided, that, Computershare shall not assume any of Continental’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising prior to the Effective Time.

3.	Alternative Issuance. Pursuant to Section 4.4 of the Existing Warrant Agreement, as of the Effective Time, each Warrant shall be exercisable for 1.4541326 shares of D-Wave Quantum Common Stock.

4.

Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 4, effective as of the Effective Time, and the Company and Continental acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 4 are necessary or desirable and that such amendments (a) do not adversely affect the interests of the Registered Holders and (b) provide for the delivery of an Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement.

4.1

Preamble. The preamble of the Existing Warrant Agreement is hereby amended by (a) deleting “DPCM Capital, Inc.” and replacing it with “D-Wave Quantum Inc.” and (b) deleting “Continental Stock Transfer and Trust Company, a New York limited purpose trust company” and replacing it with “Computershare Inc., a Delaware corporation and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company.” As a result thereof, (a) all references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to D-Wave Quantum Inc. rather than DPCM Capital, Inc. and (b) all references to the “Warrant Agent” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Computershare rather than Continental.

4.2	Recitals. The recitals of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, DPCM Capital, Inc. (“DPCM”) consummated its initial public offering (the “Offering”) of units of DPCM’s equity securities, each such unit comprised of one share of Class A common stock of DPCM, par value $0.0001 per share (“DPCM Common Stock”), and one-third of one redeemable Public Warrant (as defined below) (the “Units”) and, in connection therewith, has issued and delivered 10,000,000 warrants to public investors in the Offering (the “Public Warrants”), each whole Public Warrant entitling the holder to purchase one share of DPCM Common Stock at an exercise price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, on October 20, 2020, DPCM entered into that certain Warrant Purchase Agreement with CDPM Sponsor Group, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 8,000,000 warrants simultaneously with the closing of the Offering, bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants” and, together with the Public Warrants, the “DPCM Warrants”), at a purchase price of $1.00 per Private Placement Warrant;

WHEREAS, DPCM has filed with the Securities and Exchange Commission (the “Commission”) registration statements on Form S-1, File Nos. 333-249274 and 333-249575, and a prospectus (the “Prospectus”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of the Units, the Public Warrants and the DPCM Common Stock included in the Units;

WHEREAS, on February 7, 2022, a Transaction Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”) was entered into by and among DPCM, the Company, DWSI Holdings Inc., a Delaware corporation (“Merger Sub”), DWSI Canada Holdings ULC, a British Columbia unlimited liability company, D-Wave Quantum Technologies Inc., a British Columbia corporation, and D Wave Systems Inc., a British Columbia company, which, among other things, provides for the merger of Merger Sub with and into DPCM with DPCM surviving such merger as a wholly owned subsidiary of the Company (the “Merger”, and collectively with the other transactions contemplated by the Transaction Agreement, the Plan of Arrangement (as defined in the Transaction Agreement) and the Ancillary Documents (as defined in the Transaction Agreement), the “Transactions”), and, as a result of the Transactions, all shares of DPCM Common Stock shall be converted into and exchanged for the right to receive shares of the Company’s Common Stock (“Common Stock”);

WHEREAS, on August 5, 2022, pursuant to the terms of the Transaction Agreement, DPCM, the Company and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which DPCM assigned this Agreement to the Company and the Company assumed this Agreement from DPCM;

WHEREAS, pursuant to the Transaction Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, as of and following the Effective Time (as defined in the Transaction Agreement), each of the issued and outstanding DPCM Warrants were no longer exercisable for shares of DPCM Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for shares of Common Stock (each a “Warrant” and collectively, the “Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

4.3

Reference to Common Stock. As a result thereof, all references to the “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean shares of common stock of the Company.

4.4	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

4.5	No Fractional Warrants Other Than as Part of Units. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

4.6	Post IPO Warrants. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

4.7	Warrant Price. The first and second sentences of Section 3.1 of the Existing Warrant Agreement are hereby deleted and replaced with the following:

“Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, for an aggregate price of $11.50, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price (including in cash or by payment of Warrants pursuant to a “cashless exercise” to the extent permitted hereunder) at which shares of Common Stock may be purchased at the time a Warrant is exercised.”

4.8	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Transaction Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time, on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, or (y) other than with respect to the Private Placement Warrants to the extent then held by the original purchasers thereof or their Permitted Transferees with respect to Sections 6.1 and 6.2, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

4.9	Issuance of Shares of Common Stock upon Exercise. The seventh sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby amended and restated as follows:

“If, by reason of any exercise of Warrants on a “cashless” basis”, the holder of any Warrant would be entitled, upon the exercise of such of Warrant, to receive a fractional interest in a share of Common Stock (after taking into account all Warrants exercised concurrently by such holder), the Company shall round down the number of shares of Common Stock issued to such holder to the nearest whole number.”

4.10	Notices of Changes in Warrant. Section 4.5 is hereby amended by adding, immediately after the first full sentence, the following sentence:

“The Warrant Agent shall be entitled to rely on such reasonably prompt notice from the Company and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice.”

4.11	No Fractional Shares. The first section of Section 4.6 of the Existing Warrant Agreement is hereby amended and restated as follows:

“Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not (after taking into account all Warrants exercised concurrently by any holder) issue fractional shares of Common Stock.”

4.12	Registration of Transfer. Section 5.1 is hereby amended to replace the first sentence thereof with the following sentence:

“The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a certificated Warrant, properly endorsed together with any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and appropriate instructions for transfer.”

4.13	Procedure for Surrender of Warrants. Section 5.2 is hereby amended to add the following as the final sentence thereof:

“In particular, such opinion of counsel shall state that Warrants to be surrendered are registered under the Securities Act or are exempt from such registration.”

4.14	Warrant Execution and Countersignature. Section 5.5 is hereby amended to add the following as the final sentence thereof.

“The Warrant Agent may countersign a Warrant Certificate in manual or facsimile form.”

4.15	Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted in its entirety.

4.16	Lost, Stolen, Mutilated, or Destroyed Warrants. Section 7.2 is hereby amended to replace the first sentence thereof with the following sentences:

“Warrant Agent shall issue replacement Warrants in a form mutually agreed to by Warrant Agent and the Company for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Warrant Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser. Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity.”

4.17	Registration of Common Stock; Cashless Exercise at Company’s Option. Section 7.4 is hereby amended by adding new subsections 7.4.3, 7.4.4 and 7.4.5 to the end thereof as follows:

7.4.3. Calculation of Common Stock to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of shares of Common Stock to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of Common Stock to be issued on such exercise is accurate.

7.4.4. Delivery of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

7.4.5. Cost Basis Information. The Company hereby instructs the Warrant Agent to record cost basis for newly issued shares (whether pursuant to a cash exercise or a cashless exercise) in accordance with instructions as the Company may provide from time to time. If the Company does not provide such cost basis information to the Warrant Agent as outlined above, then the Warrant Agent will treat those shares issued hereunder as uncovered securities or the equivalent, and each holder of such shares will need to obtain such cost basis information from the Company.

4.18	Payment of Taxes. Section 8.1 is hereby amended to add the following sentence:

“The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is reasonably satisfied that all such payments have been made.”

4.19

Appointment of Successor Warrant Agent. The first sentence of Section 8.2.1 is amended such that the sixty (60) days’ notice period is replaced by thirty (30) days. The following language is inserted as the second sentence of Section 8.2.1.

“If for any reason the transfer agency relationship in effect between the Company and the Warrant Agent or its affiliates terminates, the Warrant Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement.”

4.20	Merger or Consolidation of Warrant Agent. Section 8.2.3 is hereby amended such that the mention of “corporation” therein is replaced with “entity.”

4.21	Remuneration. Section 8.3.1 is hereby amended and restated in its entirety as follows:

“The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and will reimburse the Warrant Agent upon demand for all of its reasonable expenses (including reasonable counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

4.22	Reliance on Company Statement. Section 8.4.1 is hereby amended and restated in its entirety as follows:

“Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person reasonably believed in the absence of gross negligence, willful misconduct or bad faith (in each case as determined by a final non appealable judgment of a court of competent jurisdiction) by the Warrant Agent to be the Chief Executive Officer, the Chief Financial Officer, President, Secretary or Chairperson of the Board of the Company (each an authorized officer); and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate in the absence of bad faith by it pursuant to the provisions of this Agreement. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from Company.”

4.23	Indemnity; Limitation on Liability. Section 8.4.2 is hereby amended and restated in its entirety as follows:

“The Company covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with the gross negligence, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered, or omitted to be taken by the Warrant Agent arising from, directly or indirectly, the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Warrant Agent under this Agreement will be, limited to the amount of fees paid by the Company, but not including reimbursable expenses, to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. Anything to the contrary notwithstanding, in no event will the Company or the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Company or the Warrant Agent, as applicable, has been advised of the likelihood of or has foreseen the possibility of such loss or damages, and regardless of the form of action.

The provisions under this Section 8.4 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”

4.24	Acceptance of Agency. Section 8.5 is hereby amended and restated in its entirety as follows:

“The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or

Common Stock. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Common Stock with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Common Stock or any other Person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

4.25	Waiver. Section 8.6 of the Existing Warrant Agreement is hereby deleted in its entirety.

4.26	The following provisions are hereby incorporated into Section 8 in the numerical order set forth below:

8.7 Reliance on Attorneys and Agents. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in reliance upon such advice or opinion. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

8.8 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.9 No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant (except its countersignature thereon); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.

8.10 Freedom to Trade in Company Securities. Subject to applicable laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.11 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall believe that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.12 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.13 Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.14 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.15 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.16 Bank Accounts. All funds received by Computershare Inc. under this Agreement that are to be distributed or applied by Computershare Inc. in the performance of services hereunder (the “Funds”) shall be held by Computershare Inc. as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare Inc. in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare Inc. will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare Inc. shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare Inc. in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare Inc. may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare Inc. shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.

8.17 Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.

8.18 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

4.27	Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change:

4.27.1

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when sent by hand, overnight delivery, certified mail or private courier service, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

“D-Wave Quantum Inc.

3033 Beta Avenue

Burnaby, BC V5G 4M9

Attention: General Counsel

E-mail:      legal@dwavesys.com”

4.27.2	The delivery of notices to the “Warrant Agent” to the following:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services”

4.27.3	The delivery of a copy of notices to “Greenberg Traurig, P.A.” to the following:

“Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz

        Ian M. Hazlett

Email:       agivertz@paulweiss.com

                  ihazlett@paulweiss.com”

4.28	Examination of the Warrant Agreement. Section 9.5 is hereby amended and restated in its entirety as follows:

“A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent as may be designated by it in writing from time to time, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.”

4.29	Counterparts. Section 9.6 is hereby amended to add the following as the final sentence thereof.

“A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.”

4.30	Amendments. Section 9.8 is hereby amended as follows:

4.30.1	The first sentence thereto is replaced with the following sentence:

“This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company deems necessary or desirable and that shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4.

4.30.2	The following sentences are added to the end thereof:

“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an authorized officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”

4.31	Severability. Section 9.9 is hereby amended to remove the period at the end of the first sentence and add the following:

“; provided, however, that if the exclusion of such provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

4.32	Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with new Exhibit A attached hereto.

5.	Miscellaneous Provisions.

5.1

Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Effective Time and shall automatically be terminated and shall be null and void if the Transaction Agreement shall be terminated for any reason.

5.2

Successors. All the covenants and provisions of this Agreement by or for the benefit of DPCM, D-Wave Quantum or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

5.3

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.4

Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

5.5	Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

5.6

Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

5.7	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

5.8	Reference to and Effect on Agreements; Entire Agreement.

5.8.1

Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

5.8.2

This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

DPCM CAPITAL, INC.

By:	/s/ Emil Michael
Name:	Emil Michael
Title:	Chief Executive Officer

D-WAVE QUANTUM INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President & Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

[FACE]

Number

WARRANTS

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

D-WAVE QUANTUM INC.

Incorporated Under the Laws of the State of Delaware

CUSIP 26740W 117

Warrant Certificate

This Warrant Certificate certifies that __________, or its registered assigns, is the registered holder of __________ warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of common stock, $0.0001 par value per share (“Common Stock”), of D-Wave Quantum Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for 1.4541326 shares of Common Stock. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will (after taking into account all Warrants exercised concurrently by such holder), upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price for any Warrant is equal to $11.50. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

D-WAVE QUANTUM INC.

By:
Name:
Title:

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to that certain Warrant Agreement (the “Existing Warrant Agreement”), dated as of October 20, 2020, as amended by that certain assignment, assumption and amendment agreement (the “Amendment” and, the Existing Warrant Agreement as amended by the Amendment, the “Warrant Agreement”) dated as of __________ , 2022, each duly executed and delivered to Computershare Inc., a Delaware corporation and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (together, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall (after taking into account all Warrants exercised concurrently by such holder), upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive __________ shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of D-Wave Quantum Inc. (the “Company”) in the amount of $ __________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of __________, whose address is __________ and that such shares of Common Stock be delivered to __________ whose address is __________. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of __________, whose address is __________ and that such Warrant Certificate be delivered to __________, whose address is __________.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 6.2 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4.2 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4.2 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of __________, whose address is __________ and that such Warrant Certificate be delivered to __________, whose address is __________.

[Signature Page Follows]

Date: __________, 20

(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).